NEWS RELEASE

THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak

(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Shareholders Elect Directors;

Board Declares Dividend

ST. LOUIS, MO - January 25, 2007 – Shareholders of The Laclede Group (NYSE: LG) earlier today elected four directors at the annual shareholder’s meeting.

New to the Board is Brenda D. Newberry who fills the vacancy created by the retirement of Dr. Henry Givens. Ms. Newberry and her husband founded The Newberry Group, a company specializing in information technology and systems consulting on a global basis, in 1996. Currently, Ms. Newberry serves as the President and Chief Executive Officer of The Newberry Group. She is also an Associate Professor of operating systems and network communications at Washington University. She has a Bachelors degree in business from the University of Maryland – European Division and a Masters of Business Administration from Webster University.

Shareholders also approved the election of Mr. Anthony V. Leness, who was originally elected by the Board on July 28, 2006. Before his retirement on June 30, 2006, he was Managing Director, Investment Banking – Global Power and Energy Group at Merrill Lynch & Co. Inc., in New York City, NY. In his 28 years with Merrill Lynch, Mr. Leness served as relationship manager to a broad range of large and small companies, including industrial, communications, oil and gas exploration, and natural gas pipeline companies.

Also at the meeting, shareholders reelected Mary Ann Van Lokeren, retired Chairman and Chief Executive Officer of Krey Distributing Co., and Douglas H. Yaeger, Chairman, President and Chief Executive Officer of The Laclede Group. Nominees Newberry, Van Lokeren and Yaeger were each elected to a three year term, and Leness was elected to a two year term. Shareholders also ratified the appointment of Deloitte & Touche LLP as the independent registered public accountant for the Company for its fiscal year 2007.

Dr. Henry Givens, a long-time member of the Board of Directors, is retiring after 15 years of service. During Dr. Givens’ tenure on the Board, he served on the audit, capital funds and compensation committees. He is the President of Harris-Stowe State University, a position he has held since 1979.

The Board of Directors of The Laclede Group today declared a quarterly dividend of 36 ½ cents per share on its $1 par common stock. The dividend will be payable on April 2, 2007 to shareholders of record on March 12, 2007. In addition, the Board of Directors of Laclede Gas Company declared a quarterly dividend of 31 ¼ cents per share on its preferred stock, series B, and a quarterly dividend of 28 ½ cents per share on its preferred stock, series C, both payable on March 31, 2007 to shareholders of record on March 12, 2007.

The Laclede Group is a holding company with regulated and non-regulated businesses operated through three key subsidiaries: Laclede Gas Company, Missouri’s largest natural gas distribution utility and The Laclede Group’s primary subsidiary; SM&P Utility Resources, Inc., one of the nation’s major underground facilities locating and marking service businesses; and Laclede Energy Resources, Inc., a non-regulated gas marketing and management service company. The Laclede Group remains committed to providing reliable natural gas service while developing non-regulated activities that present opportunities for sustainable growth.

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